Exhibit 10.21
February 1, 2009
Henry Lyons
Dear Henry:
     The purpose of this letter (the “Agreement”) is to amend and restate your existing Offer Letter with GAIN Capital Holdings, Inc. (the “Company”), dated February 11, 2008 (your “Existing Offer Letter”), to (i) clarify certain terms of your Existing Officer Letter, (ii) reflect certain changes necessary to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder, and (iii) provide for your continued employment as the Company’s Chief Financial Officer.
     1. Title and Duties. You will continue to serve as the Chief Financial Officer of the Company and will report to and accept direction from the Chief Executive Officer of the Company regarding projects and activities to be completed by you for the Company during the Employment Period (as defined below). You will (a) serve the Company diligently, competently and to the best of your abilities, (b) devote substantially all of your time and attention to the business of the Company and its affiliates, (c) maintain a satisfactory level of performance of your duties, and (d) not undertake any other duties that conflict with these responsibilities. You will render such services as may reasonably be required of you to accomplish the business purposes of the Company, and such duties as may be assigned to you from time to time and which are appropriate for your position at the Company. Your principal place of employment shall be at the Company’s corporate headquarters in Bedminister, New Jersey.
     2. Term. Your employment with the Company will continue from the date of this Agreement until terminated in accordance with Section 7 below (the “Employment Period”).
     3. Salary and Benefits. While you are employed with the Company, your annual base salary will be $325,000. Your base salary will be payable in accordance with the general payroll practices of the Company. During the Employment Period, you will be eligible to receive an annual performance review, and thereafter, you will be entitled to such base salary as the Company may from time to time establish in its sole discretion. During the Employment Period, you will be eligible to participate in the Company’s health, dental, 401(k), and other benefit plans generally available to Company employees from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any bonus, incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate. You will be provided with such other executive perquisites as may be provided to other senior executive officers of the Company, if any.

     4. Bonus. In addition to your base salary, you will be eligible to participate in the Company’s annual bonus program for each calendar year during the Employment Period on such terms and conditions as are in effect for such program in any given calendar year during the Employment Period. Your target annual bonus for any calendar year during the Employment Period will be established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) at 50% to 75% of your annual base salary. Any actual bonus paid to you will be based on the level of achievement of the applicable performance goals relative to the pre-established targets, as determined by the Compensation Committee in its sole discretion. Any annual bonus earned and payable to you will be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the annual bonus is earned.
     5. Equity Compensation. During the Employment Period, you will be eligible to participate in certain long-term equity incentive programs established by the Company for its employees, including the 2006 Equity Compensation Plan (or a successor thereto) (the “Equity Plan”), at levels determined by the Compensation Committee in its sole discretion, commensurate with your position.
     6. Vacation. During the Employment Period, you will be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other employees of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that you will be entitled to not less than four (4) weeks paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year; provided, however, that no such pro-ration shall occur with respect to the 2008 calendar year.
     7. Termination.
          (a) The Company may terminate your employment at any time. The Company will provide you with 30 days advance written notice of such termination, except in the event of termination for Cause. You may terminate employment at any time upon 30 days prior written notice to the Company.
          (b) For purposes of this Agreement, the term “Cause” means: (i) conviction or plea of no contest to a felony, (ii) continuing neglect, refusal or failure to perform your material duties to the Company (other than a failure resulting from your incapacity due to physical or mental illness), (iii) misconduct in the performance of your duties to the Company, (iv) breach of any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, or (v) refusal or failure to carry out directives or instructions of the Board of Directors or the Chief Executive Officer of the Company that are consistent with the scope and nature of your duties and responsibilities set forth herein.
     8. Severance Benefits. If, within one (1) year after a Change of Control (as defined in the Equity Plan), the Company involuntarily terminates your employment during the Employment Period other than (i) for Cause, (ii) on account of your death or (iii) on account of your disability (and disability for this purpose will mean your total and permanent disability under the terms of the Company’s long-term disability plan, whether or not you participate in such plan), subject to your continued compliance with the Restrictive Covenants Agreement (as defined in Section 9) and your execution (and non-revocation) of a release of all claims against the Company and its affiliates, in a form provided by the Company (the “Release”), you will receive a lump sum cash payment equal to one (1) year of your base salary in effect at the time of your termination of employment. This lump sum payment will be paid to you within 30 days after the effective date of your termination of employment, subject to your delivery to the Company of an effective Release. In addition, notwithstanding any provision to the contrary in any applicable plan, program or agreement, if the Company involuntarily terminates your employment as set forth in this Section 8, then all outstanding restricted stock units held by you as of the date of such termination of employment, to the extent not otherwise vested, will become fully vested on the effective date of your termination of employment.
     9. Restrictive Covenant Agreement. You hereby acknowledge and confirm that the Employee Non-Disclosure, Assignment of Developments, Non-Competition and Non-Solicitation Agreement executed by you in favor of the Company on February 21, 2008 (the “Restrictive Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon you. The Restrictive Covenants shall survive the termination of this Agreement and your employment by the Company for the applicable period(s) set forth therein.
     10. Application of Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the “short-term deferral” exception to section 409A of the Code. Payments may only be made under this Agreement upon an event and in a manner permitted by section 409A or an exemption, to the extent applicable. All payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A and if you are a “specified employee” (as defined in section 409A of the Code) at the time of your termination of employment, payments will be postponed as necessary to avoid any penalty sanction under section 409A of the Code. For purposes of section 409A, each payment made under this Agreement will be treated as a separate payment. In no event will you, directly or indirectly, designate the calendar year of a payment.
     11. Terms of Employment. You are an employee-at-will of the Company, and your employment is subject to the arrangements described in the Company’s employee handbook as modified from time to time; provided that severance benefits under this Agreement will be provided in lieu of any benefits under a severance plan of the Company.
     12. Entire Agreement. This Agreement together with the Restrictive Covenants Agreement, sets forth the entire understanding between you and the Company and supersedes any and all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, your Existing Offer Letter. This Agreement cannot be changed, modified, extended or terminated except by a written amendment executed by you and by the President of the Company.

     13. Successors. The terms and provisions of this Agreement will be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of you and the Company, except that your duties and responsibilities under this Agreement are of a personal nature and may not be assigned or delegated.
     14. Tax Withholding. All payments under this Agreement will be made subject to applicable tax withholding, and the Company will withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold.
     15. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.
     If these terms are agreeable, please signify your acceptance below and return one copy to me.
Sincerely,

GAIN Capital Holdings, Inc.
/s/ Glen Stevens
Glen Stevens
President and Chief Executive Officer

Agreed and accepted:
/s/ Henry Lyons
Henry Lyons

3/23/09
Date